Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	702-7173
investor.relations@express-scripts.com

Express Scripts Reports Second Quarter 2006 Earnings
9.5 Million Shares Repurchased During the Quarter
Earnings Guidance Increased for 2006

ST. LOUIS, July 26, 2006—Express Scripts, Inc. (Nasdaq: ESRX) announced second quarter net income of $107.8 million, or $0.75 per diluted share. This represents a 25 percent increase over $0.60 per diluted share last year, adjusted to exclude an $0.08 per diluted share non-recurring tax benefit.

During the quarter, Express Scripts repurchased 9.5 million shares of common stock for $707.7 million. To date, the Company has repurchased 39.4 million shares under its 48 million authorized share repurchase program. The Company reported cash flow from operations of $152.8 million in the second quarter compared to $178.3 million for the same quarter last year. Express Scripts expects that cash flow from operations will be in the $625 to $700 million range for 2006.

“Our strong results reflect the success of our formulary strategy, which promotes the use of lower-cost generic drugs,” stated George Paz, president, chief executive officer and chairman. “Clients and their members that acted early to adopt our formulary changes are realizing significant savings. Because our business model is built around the alignment of interests, the more successful we are in helping clients and members save on prescription drugs, the better we perform.”

“There is no greater evidence that our interests are aligned with those of our clients and their members than our industry-leading generic utilization rate,” noted Paz. The use of lower-cost generic drugs reached approximately 56.3 percent of total prescriptions in the second quarter compared to 53.9 percent for the same period last year.

Total adjusted claims were 129.5 million, an 8 percent decrease from last year, which is consistent with the Company’s previous guidance that adjusted claims in 2006 would decline 8 to 10 percent from 2005. Retail network claims processed in the second quarter were 96.9 million, a decrease of 11 percent from 109.5 million processed last year, while home delivery claims increased 3 percent to 10.4 million from 10.1 million last year.

Gross profit for the second quarter increased 31 percent to a record $363.6 million from $276.8 million last year. The increase reflects the growth in specialty drugs, including the addition of Priority Healthcare (“Priority”), lower retail and home delivery drug purchasing costs, higher generic utilization, and the growth in home delivery prescriptions. Gross profit per adjusted claim was a record $2.81, a 43 percent increase over $1.96 for the same quarter last year.

Operating income for the quarter increased 30 percent to $192.5 million from $148.4 million for the second quarter of 2005. CuraScript’s operating income increased 127 percent to $17.9 million from $7.9 million last year. On a sequential basis, CuraScript’s operating income decreased $1.7 million from $19.6 million in the first quarter of 2006. This sequential decrease is due to investments the Company is making in its specialty infrastructure, including the closure of unprofitable infusion sites, and system and other integration activities. “We are rationalizing our footprint, integrating billing and other systems and concentrating on our product portfolio,” added Paz.“We believe that the investments we are making better position us to capitalize on the growth opportunities inherent in the specialty market. After integration is completed, margins can be enhanced as we continue to upsell specialty services to our PBM clients and PBM services to our specialty clients, take advantage of our larger scale and reduce costs by improving productivity.”

“We are excited about our opportunities in the specialty marketplace,” stated Paz. “The benefits of our larger scale are obvious as this year we have been awarded 93 percent of products coming to market in limited and exclusive distribution networks, which better positions us for future growth. We continue to capture an increased share of our clients’ specialty spend, and we have won new PBM clients this year as a result of our ability to leverage an existing client relationship with CuraScript. We believe we are well positioned in the specialty space, and our specialty business is still on track to be one of our major growth drivers over the next several years.”

EBITDA increased 30 percent to $218.6 million from $167.9 million last year. EBITDA per adjusted claim was a record $1.69, a 42 percent increase over $1.19 in the second quarter of 2005.

“Our formulary strategy in the first half of the year positioned both our clients and Express Scripts to benefit from the wave of generics that began in the second half of the year,” added Paz. “As a result of the success of our formulary strategy, and strong underlying trends for continued growth in generic utilization, specialty pharmacy and home delivery, we are raising our 2006 earnings guidance.” The Company is increasing its previous 2006 diluted earnings per share guidance from a range of $3.10 to $3.22 to a range of $3.16 to $3.28.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•
uncertainties associated with our acquisitions (including our acquisition of Priority Healthcare), which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•
uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network
•	the use and protection of the intellectual property we use in our business
•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	changes in average wholesale prices, which could reduce prices and margins
•	our ability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

Express Scripts Reports Second Quarter Earnings - Add 4

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2006	2005	2006	2005

Revenues (1)	$4,452.1	$3,944.3	$8,896.7	$7,783.4
Cost of revenues (1)	4,088.5	3,667.5	8,188.5	7,241.7
Gross profit	363.6	276.8	708.2	541.7
Selling, general and administrative	171.1	128.4	332.2	255.0
Operating income	192.5	148.4	376.0	286.7
Other (expense) income :
Undistributed loss from joint venture	(0.3)	(0.6)	(0.8)	(1.3)
Interest income	4.0	2.5	9.0	4.1
Interest expense	(23.7)	(4.7)	(44.2)	(9.4)
	(20.0)	(2.8)	(36.0)	(6.6)
Income before income taxes	172.5	145.6	340.0	280.1
Provision for income taxes	64.7	43.6	127.5	92.8
Net income	$107.8	$102.0	$212.5	$187.3

Basic earnings per share	$0.76	$0.69	$1.48	$1.27

Weighted average number of common shares
outstanding during the period - Basic EPS	141.2	148.2	143.8	147.8

Diluted earnings per share	$0.75	$0.68	$1.45	$1.25

Weighted average number of common shares
outstanding during the period – Diluted EPS	143.4	150.5	146.2	149.9

(1) Excludes estimated retail pharmacy co-payments of $1,045.7 and $1,460.2 for the three months ended June 30, 2006 and 2005, respectively, and $2,266.5 and $2,943.9 for the six months ended June 30, 2006 and 2005, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

Express Scripts Reports Second Quarter Earnings - Add 5

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	June 30,	December 31,
(in millions, except share data)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$195.9	$477.9
Receivables, net	1,265.1	1,393.2
Inventories	260.8	273.4
Deferred taxes	60.6	53.1
Prepaid expenses and other current assets	57.0	59.8
Total current assets	1,839.4	2,257.4
Property and equipment, net	187.5	201.3
Goodwill, net	2,712.4	2,700.1
Other intangible assets, net	282.9	303.3
Other assets	31.2	31.4
Total assets	$5,053.4	$5,493.5

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebate payable	$1,204.2	$1,380.0
Accounts payable	571.2	596.5
Accrued expenses	292.4	308.7
Current maturities of long-term debt	110.0	110.0
Total current liabilities	2,177.8	2,395.2
Long-term debt	1,605.4	1,400.5
Other liabilities	236.8	233.0
Total liabilities	4,020.0	4,028.7

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common stock, 650,000,000 and 275,000,000 shares authorized, respectively, $0.01 par value;
shares issued: 159,444,000 and 159,499,000, respectively;
shares outstanding: 137,749,000 and 145,993,000, respectively	1.6	1.6
Additional paid-in capital	516.8	473.5
Unearned compensation under employee compensation plans	(37.0)	(5.8)
Accumulated other comprehensive income	12.0	9.8
Retained earnings	1,755.3	1,542.8
	2,248.7	2,021.9
Common Stock in treasury at cost, 21,695,000 and
13,506,000 shares, respectively	(1,215.3)	(557.1)
Total stockholders' equity	1,033.4	1,464.8
Total liabilities and stockholders' equity	$5,053.4	$5,493.5

Express Scripts Reports Second Quarter Earnings - Add 6

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Six months ended June 30,
(in millions)	2006	2005

Cash flow from operating activities:
Net income	$212.5	$187.3
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	51.9	39.3
Non-cash adjustments to net income	13.4	17.7
Tax benefit relating to employee stock compensation	-	14.0
Net changes in operating assets and liabilities	(84.0)	58.1
Net cash provided by operating activities	193.8	316.4

Cash flows from investing activities:
Purchases of property and equipment	(20.7)	(17.9)
Other	(0.1)	1.5
Net cash used in investing activities	(20.8)	(16.4)

Cash flows from financing activities:
Repayment of long-term debt	(80.1)	(11.1)
Proceeds from (repayments of) revolving credit line, net	285.0	(50.0)
Tax benefit relating to employee stock compensation	27.5	-
Treasury stock acquired	(707.7)	-
Net proceeds from employee stock plans	19.7	12.6
Other	(0.3)	-
Net cash used in financing activities	(455.9)	(48.5)

Effect of foreign currency translation adjustment	0.9	(0.3)

Net (decrease) increase in cash and cash equivalents	(282.0)	251.2
Cash and cash equivalents at beginning of period	477.9	166.0
Cash and cash equivalents at end of period	$195.9	$417.2

Express Scripts Reports Second Quarter Earnings - Add 7
(in millions, except per claim, per share and ratio data)

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
Revenues
PBM (1)	3,559.4	3,571.2	3,726.4	3,491.4	3,618.8
Specialty (1)	839.6	816.8	817.3	273.9	255.8
PBS	53.1	56.6	91.1	82.3	69.7
Total consolidated revenues	4,452.1	4,444.6	4,634.8	3,847.6	3,944.3

Claims Detail
Network (2)	96.9	102.4	111.1	105.6	109.5
Home delivery	10.4	10.3	10.3	10.0	10.1
Total PBM claims	107.3	112.7	121.4	115.6	119.6
Adjusted PBM claims (3)	128.0	133.3	142.1	135.6	139.8
PBS and Specialty claims (4)	1.5	1.6	1.8	1.4	1.1
Total adjusted claims (5)	129.5	134.9	143.9	137.0	140.9

Per Adjusted Claim
Gross profit	$2.81	$2.55	$2.53	$2.14	$1.96
EBITDA (6)	$1.69	$1.55	$1.53	$1.32	$1.19

Selected Ratio Analysis
Table 2

	As of		As of		As of		As of		As of
	6/30/2006		3/31/2006		12/31/2005		9/30/2005		6/30/2005

Debt to EBITDA ratio (7)	2.1	x	1.9	x	2.1	x	0.6	x	0.6	x
EBITDA interest coverage (8)	11.5	x	14.7	x	19.6	x	34.7	x	33.0	x
Operating cash flow interest coverage (9)	9.3	x	13.2	x	21.4	x	37.9	x	36.2	x
Debt to capitalization (10)	62.4%		47.6%		50.8%		21.6%		20.8%

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Unaudited Earnings Excluding Non-recurring Items
Table 3

	3 months	6 months
	ended	ended
	6/30/2005	6/30/2005

Income before income taxes	$145.6	$280.1

Provision for income taxes	43.6	92.8
Tax benefit from subsidiary losses	-	2.3
Prior periods' tax benefit from state tax planning strategies	11.0	10.2
Adjusted provision for income taxes	54.6	105.3

Adjusted net income	$91.0	$174.8

Weighted average number of shares
outstanding during period - diluted	150.5	149.9

Diluted earnings per share excluding
net charges	$0.60	$1.17

Diluted earnings per share as reported	$0.68	$1.25

Impact of non-recurring items	$0.08	$0.08
The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Express Scripts Reports Second Quarter Earnings - Add 8

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in millions)

(1) We have reclassified certain inventory purchase discounts received by our Specialty segment to more accurately reflect the allocation between our PBM and Specialty segments. There is no effect on PBM and Specialty segment gross profit and the amounts shown here reflect the reclassification. Consolidated revenues and cost of revenues reported in the Consolidated Statement of Operations were not affected.

(2) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(3) PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims. Adjusted claims calculated from the table may differ due to rounding.

(4) PBS claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. Specialty claims represent the distribution of specialty drugs through our CuraScript subsidiary. Prior periods have been recast to reflect current presentation.

(5) Total adjusted claims includes PBM adjusted claims plus PBS and specialty claims.

(6) The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended June 30,		6 months ended June 30,
	2006	2005	2006	2005
Net income	$107.8	$102.0	$212.5	$187.3
Income taxes	64.7	43.6	127.5	92.8
Depreciation and amortization *	26.1	19.5	51.9	39.3
Interest expense, net	19.7	2.2	35.2	5.3
Undistributed loss from joint venture	0.3	0.6	0.8	1.3
EBITDA	218.6	167.9	427.9	326.0
Current income taxes	(71.4)	(46.6)	(132.9)	(91.6)
Interest expense less amortization	(19.2)	(2.0)	(34.2)	(4.9)
Undistributed loss from joint venture	(0.3)	(0.6)	(0.8)	(1.3)
Other adjustments to reconcile net income
to net cash provided by operating activities	25.1	59.6	(66.2)	88.2
Net cash provided by operating activities	$152.8	$178.3	$193.8	$316.4

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:

Gross profit	9.3	8.5	18.4	17.2
Selling, general and administrative	16.8	11.0	33.5	22.1
	26.1	19.5	51.9	39.3

(7) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(8) Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(9) Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended.

(10) Represents debt divided by the total of debt and stockholders equity.